Exhibit 5.9

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the reports entitled (a) “Preliminary Economic Assessment for Tthe Heldeth Túé (J Zone) Deposit, Waterbury Lake Property, Northern Saskatchewan, Canada” dated December 23, 2020 and (b) “Technical Report with an Updated Mineral Resource Estimate for the Midwest Property, Northern Saskatchewan, Canada” dated March 26, 2018, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: September 16, 2021

By:	/s/ Oy Leuangthong
Oy Leuangthong, Ph.D, P.Eng.
SRK Consulting (Canada) Inc.